                                                Filed pursuant to Rule 424(b)(3)
                                                          SEC File No. 333-53522

PROSPECTUS SUPPLEMENT NO. 9
(To Prospectus dated February 9, 2001)

                           SPECTRASITE HOLDINGS, INC.
                    6 3/4% SENIOR CONVERTIBLE NOTES DUE 2010

        This prospectus supplement no. 9 supplements and amends the prospectus dated February 9, 2001, as supplemented by prospectus supplement no. 1 dated February 20, 2001, prospectus supplement no. 2 dated March 7, 2001, prospectus supplement no. 3 dated March 15, 2001, prospectus supplement no. 4 dated March 26, 2001, prospectus supplement no. 5 dated April 6, 2001, prospectus supplement no. 6 dated April 20, 2001, prospectus supplement no. 7 dated June 6, 2001 and prospectus supplement no. 8 dated February 1, 2002, relating to the resale of SpectraSite's 6 3/4% senior convertible notes due 2010 and the shares of SpectraSite common stock, par value $.001 per share, issuable upon conversion of the notes.

        The table and footnotes on pages 35 through 38 of the prospectus set forth information with respect to the selling holders and the respective amounts of convertible notes held and shares of common stock beneficially owned by each selling holder that may be offered pursuant to the prospectus, as supplemented and amended. This prospectus supplement amends the table in the prospectus, as supplemented and amended, by (i) adding Fidelity Advisor Series II: Fidelity Advisor High Yield Fund, Fidelity Advisor US World High Income Fund, Fidelity Commonwealth Trust: Fidelity Mid-Cap Stock Fund, Fidelity Financial Trust:
Fidelity Convertible Securities Fund, Fidelity Management Trust Company and KBC Cayman, (ii) removing AIG SoundShore Opportunity Holding Fund Ltd., AIG SoundShore Strategic Holding Fund Ltd., CIBC World Markets International Arbitrage, Deutsche Banc Alex. Brown, Eaton Vance High Income Portfolio, Eaton Vance Income Fund of Boston, First Union International Capital Markets, Global Bermuda Limited Partnership, KBC Financial Products USA, Lakeshore International Ltd., Merced Partners Limited Partnership, Nomura Securities International, Inc., Peoples Benefit Life Insurance Company, Quattro Fund, LLC, St. Albans Partners Ltd, TQA Master Fund, LTD, TQA Master Plus Fund, LTD and UBS O'Connor LLC F/B/O UBS Global Equity Arbitrage Master Ltd., (iii) changing the name of Lipper Convertibles, L.P. (Series B) to Lipper Convertibles, L.P. (Class B) and
(iv) replacing the information contained in the table for Alta Partners Holdings, LDC, Hallmark Master Trust High Yield, JMG Capital Partners, LP, JMG Triton Offshore Fund, Ltd, J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, Teachers Insurance and Annuity Association and for the category "Any other holder of notes or future transferee, pledgee, donee or successor of any holder" with the corresponding information set forth below.

        The prospectus, together with this prospectus supplement no. 9, prospectus supplement no. 8, prospectus supplement no. 7, prospectus supplement no. 6, prospectus supplement no. 5, prospectus supplement no. 4, prospectus supplement no. 3, prospectus supplement no. 2 and prospectus supplement no. 1, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the convertible notes and the common stock issuable upon conversion of the convertible notes.

        PROSPECTIVE INVESTORS SHOULD CAREFULLY REVIEW "RISK FACTORS" BEGINNING ON PAGE 5 OF THE PROSPECTUS FOR A DISCUSSION OF RISKS THAT SHOULD BE CONSIDERED WHEN INVESTING IN THE NOTES OR OUR COMMON STOCK.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or any accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

          The date of this prospectus supplement is February 14, 2002.

                                                                                     SHARES OF
                                                                                      COMMON
                                                      PRINCIPAL     PRINCIPAL          STOCK          SHARES OF         SHARES OF
                                                       AMOUNT       AMOUNT OF       BENEFICIALLY       COMMON         COMMON STOCK
                                                      OF NOTES     NOTES OWNED         OWNED            STOCK         BENEFICIALLY
                                                      OWNED AND     AFTER THE        PRIOR TO          OFFERED         OWNED AFTER
                    SELLING SECURITYHOLDERS            OFFERED      OFFERING         OFFERING           HEREBY         THE OFFERING
               ---------------------------------     ----------     ---------       ------------      ----------      --------------
               Alta Partners Holdings, LDC.....      13,515,000       none             626,783          626,783             none
               Fidelity Advisor Series II:
                 Fidelity Advisor High  Yield
                 Fund..........................       2,690,000       none             124,754          124,754             none
               Fidelity Advisor US World High
                 Income Fund...................          50,000       none               2,319            2,319             none
               Fidelity Commonwealth Trust:
                 Fidelity Mid-Cap Stock Fund...      21,340,000       none             989,682          989,682             none
               Fidelity Financial Trust:
                 Fidelity Convertible
                 Securities Fund...............       2,000,000       none              92,754           92,754             none
               Fidelity Management Trust
                 Company ......................         310,000       none              14,377           14,377             none
               Hallmark Master Trust High
                 Yield(1)......................       2,500,000       none             115,943          115,943             none
               JMG Capital Partners, LP........       2,000,000       none              92,754           92,754             none
               JMG Triton Offshore Fund, Ltd...       2,000,000       none              92,754           92,754             none
               J.P. Morgan Securities Inc. ....      20,800,000       none             964,638          964,638             none
               KBC Cayman......................       1,500,000       none              69,566           69,566             none
               Morgan Stanley & Co.
                 Incorporated(2)...............       2,500,000       none             115,943          115,943             none
               Teachers Insurance and Annuity
                 Association...................      12,000,000       none             556,522          556,522             none

               Any other holder of notes or
                 future transferee, pledgee,
                 donee or successor of any
                 holder(3).....................      75,207,000       none           3,487,862        3,487,862            none

(1) Hallmark Master Trust High Yield owned $1,550,000 of Holdings' 11 1/4% senior discount notes due 2009.

(2) Morgan Stanley & Co. Incorporated was the placement agent for the convertible notes. Morgan Stanley & Co. Incorporated was also an initial purchaser or placement agent for our 11 1/4% senior discount notes due 2009, our 12 7/8% senior discount notes due 2010 and our 10 3/4% senior notes due 2010 and was co-lead underwriter of our public common stock offerings in February 2000 and July 2000.

(3) We may from time to time include additional selling holders and information about such selling holders' plans of distribution in future supplements to the prospectus, if required. The amounts provided assume that any holders of the notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the conversion rate.

        The following table sets forth, as of February 14, 2002, information regarding the beneficial ownership of the notes and our common stock by the selling holders. The information is based on information provided by or on behalf of the selling holders through February 13, 2002 and by the indenture trustee for the convertible notes.

                                                                     SHARES OF
                                                                       COMMON
                                          PRINCIPAL     PRINCIPAL       STOCK       SHARES OF        SHARES OF
                                           AMOUNT       AMOUNT OF    BENEFICIALLY     COMMON        COMMON STOCK
                                          OF NOTES     NOTES OWNED      OWNED         STOCK        BENEFICIALLY
                                          OWNED AND     AFTER THE      PRIOR TO      OFFERED        OWNED AFTER
           SELLING SECURITYHOLDERS       OFFERED(1)    OFFERING(2)     OFFERING    HEREBY(3)(4)  THE OFFERING(2)
      --------------------------------   ----------    ------------  ------------  ------------  ----------------
      Alpine Associates...............    5,600,000        none        259,711       259,711            none
      Alpine Partners, L.P. ..........      900,000        none         41,740        41,740            none
      Alta Partners Holdings, LDC.....   13,515,000        none        626,783       626,783            none
      Bank America Pension Plan.......    2,000,000        none         92,754        92,754            none
      Deephaven Domestic Convertible
        Trading Ltd. (5)..............    3,000,000        none        139,131       139,131            none
      Deeprock & Co. .................    2,500,000        none        115,943       115,943            none
      DIA High Yield Bond Fund (6)....      250,000        none         11,595        11,595            none
      Fidelity Advisor Series II:
        Fidelity Advisor High Yield
        Fund..........................    2,690,000        none        124,754       124,754            none
      Fidelity Advisor US World High
        Income Fund...................       50,000        none          2,319         2,319            none
      Fidelity Commonwealth Trust:
        Fidelity Mid-Cap Stock Fund...   21,340,000        none        989,682       989,682            none
      Fidelity Financial Trust:
        Fidelity Convertible
        Securities Fund...............    2,000,000        none         92,754        92,754            none
      Fidelity Management Trust
        Company.......................      310,000        none         14,377        14,377            none
      Hallmark Master Trust High
        Yield (7).....................    2,500,000        none        115,943       115,943            none
      JMG Capital Partners, LP .......    2,000,000        none         92,754        92,754            none
      JMG Triton Offshore Fund, Ltd...    2,000,000        none         92,754        92,754            none
      J.P. Morgan Securities Inc. ....   20,800,000        none        964,683       964,683            none
      KBC Cayman......................    1,500,000        none         69,566        69,566            none
      Lipper Convertibles, L.P. ......   11,367,000        none        527,166       527,166            none
      Lipper Convertibles, L.P.
        (Class B).....................      581,000        none         26,945        26,945            none
      Lipper Convertibles Series
        II, L.P. .....................    2,000,000        none         92,754        92,754            none
      Lipper Offshore
        Convertibles, L.P. ...........    2,000,000        none         92,754        92,754            none
      Lipper Offshore
        Convertibles, L.P. #2.........    1,000,000        none         46,377        46,377            none
      Morgan Stanley & Co.
        Incorporated (8)..............    2,500,000        none        115,943       115,943            none
      Peoples Benefit Life Insurance
        Company TEAMSTERS.............    6,000,000        none        556,522       556,522            none
      Retail Clerks Pension Trust.....    2,500,000        none        115,943       115,943            none
      Retail Clerks Pension Trust #2..    1,500,000        none         69,566        69,566            none
      Roger Wedekindt.................       40,000        none          1,856         1,856            none
      TIAA-CREF Mutual Funds
        F/B/O its High Yield
        Bond Fund (9).................      250,000        none         11,595        11,595            none
      Teachers Insurance and Annuity
        Association...................   12,000,000        none        556,522       556,522            none
      Volkswagen of America Inc.--
        Salaried Eaton Vance
        Mgt. (10).....................      100,000        none          4,638         4,638            none

      Any other holder of notes or
        future transferee, pledgee,
        donee or successor of any
        holder (11)...................   75,207,000        none      3,487,862     3,487,862           none

----------

(1) Assumes that the full amount of the notes held by the selling holder is being offered for registration hereunder.

(2) Because the selling holders may, pursuant to the prospectus, offer all or some portion of the notes and shares they presently hold or, with respect to shares, have the right to acquire upon conversion of such notes, we cannot predict the amount or percentage of the notes and shares that will be held by the selling holder upon termination of any such sales. In addition, the selling holders identified above may have sold, transferred or otherwise disposed of all or a portion of their notes and shares since the date on which they provided the information regarding their notes and shares in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution." The selling holders may sell all, part or none of the notes or shares listed in the table. The amounts listed in the table assume that each selling holder sells all of its convertible notes and/or shares of common stock underlying such notes.

(3) Assumes that the full amount of the notes held by the selling holder is converted into shares of common stock at the conversion price and offered hereunder by such selling holder.

(4) The conversion price and the number of shares issuable upon conversion of the notes are subject to adjustment under certain circumstances. See "Description of Notes--Conversion of Notes." Section 15.3 of the indenture governing the convertible notes provides that if any fractional shares of common stock are issuable upon conversion of the notes, Holdings may either pay cash in lieu of such fractional shares or round up the number of shares issuable upon conversion. The number of shares reported in the table assumes that Holdings rounds up the number of shares issued upon conversion. We expressly reserve the right to pay cash in lieu of fractional shares, and any decision as to whether pay cash or round up for fractional shares will be made at the time the notes are surrendered for conversion.

(5) Deephaven Domestic Convertible Trading Ltd. owned $2,000,000 aggregate principal amount of Holdings' 12 1/2% senior discount notes due 2010.

(6) DIA High Yield Bond Fund owned $2,750,000 aggregate principal amount of Holdings' 11 1/4% senior discount notes due 2009.

(7) Hallmark Master Trust High Yield owned $1,550,000 of Holdings' 11 1/4% senior discount notes due 2009.

(8) Morgan Stanley & Co. Incorporated was the placement agent for the convertible notes. Morgan Stanley & Co. Incorporated was also an initial purchaser or placement agent for our 11 1/4% senior discount notes due 2009, our 12 7/8% senior discount notes due 2010 and our 10 3/4% senior notes due 2010 and was co-lead underwriter of our public common stock offerings in February 2000 and July 2000.

(9) TIAA-CREF Mutual Funds F/B/O its High Yield Bond Fund owned $250,000 aggregate principal amount of Holdings' 12 1/2% senior discount notes due 2010.

(10) Volkswagen of America Inc.--Salaried Eaton Vance Mgt. owned $15,000 of Holdings' 11 1/4% senior discount notes due 2009.

(11) We may from time to time include additional selling holders and information about such selling holders' plans of distribution in future supplements to the prospectus, if required. The amounts provided assume that any holders of the notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the conversion rate.